EXHIBIT 99


NEWS RELEASE


NORTHWESTERN PUBLIC SERVICE COMPANY TO ACQUIRE
SYNERGY GROUP INCORPORATED
May 17, 1995
FOR IMMEDIATE RELEASE



     Northwestern Public Service (NPS-NYSE) announced today that it has entered into agreements to acquire Synergy Group Incorporated, a major retail distributor of propane in the United States.

     Synergy, a privately owned corporation headquartered in Farmingdale, N.Y., is a retail marketer and distributor of propane and other fuels for residential, commercial, industrial and agricultural uses. Synergy currently maintains 152 retail branches serving approximately 200,000 customers in 23 states, primarily in the suburban areas of the Northeast, Mid-Atlantic, Southeast and South Central regions of the United States.

     The transaction represents an initial cash investment by Northwestern Public Service of approximately $137.5 million in addition to certain other considerations. In accordance with related agreements, Northwestern has entered into an option arrangement with an unrelated party for the sale of certain Synergy retail branch locations. If the option is exercised, the sale would reduce the total net acquisition investment by Northwestern to approximately $100 million. Northwestern expects to finance the investment on a permanent basis through the placement of long-term bonds, preferred stock and common equity. Completion of the acquisition is subject to various conditions, including obtaining certain regulatory approvals and completing financing activities.

     "As we seek to broaden Northwestern's foundation for increased shareholder value, our growth strategies target investments that supplement and enhance our core energy distribution businesses," said Merle D. Lewis, president and chief executive officer of Northwestern Public Service. "Propane distribution is an excellent example of a complementary energy distribution sector that aligns well with Northwestern's electric and natural gas distribution businesses. This propane acquisition adds geographical diversity to Northwestern's operations, requires relatively minimal ongoing capital investments, and most importantly, is expected to generate additional earnings and substantial cash flows. We expect this transaction will have a positive impact on the Company's future dividend policy," said Lewis.

     In connection with the transaction, Northwestern also announced arrangements with Empire Gas Corporation for the joint management and oversight of the Synergy operations. Empire Gas Corporation, headquartered in Lebanon, Mo., is the eleventh largest retail distributor of propane in the United States. Paul S. Lindsey, Jr., Empire's chairman, chief executive officer and president said, "The Synergy acquisition and the arrangements between Northwestern and Empire bring new opportunities to both companies. By working together, we believe that the Synergy acquisition will be an excellent avenue to enhance the shareholder value of our two companies."

     Regarding the strategic relationship with Empire, Lewis said, "We are extremely pleased with the arrangements we have made with Empire for the joint operations of Synergy. This affiliation links our propane acquisition with one of the top operators in the propane distribution industry. Although Synergy has reported operating losses during recent years, the implementation of a more efficient operating plan through the consolidation of Synergy's operations with Empire and Northwestern is expected to result in significant and immediate increases in Synergy's operating profitability. In addition, refinancing Synergy's existing capital structure will provide Synergy with competitive advantages and financial strength for the pursuit of its growth plans."

     Northwestern Public Service, headquartered in Huron, S.D., serves 54,900 electric customers and 75,000 gas customers across a 15,000-square-mile area of eastern South Dakota and central Nebraska. The Company also has additional investments in various nonregulated operations.

     Propane is the nation's fourth largest energy source, after electricity, natural gas and fuel oil. It is sold primarily in suburban and rural areas which are not serviced by natural gas pipelines. The U.S. propane industry supplies energy to three principal market segments: residential and commercial applications, such as home heating, cooking, refrigeration, clothes drying and incineration; industrial applications, such as manufacturing processes; and agricultural uses, such as crop drying, tobacco curing, and poultry brooding.

                                   # # #

Contact Persons:

     Richard R. Hylland       605-353-8294
     Northwestern Public Service

     Rogene A. Thaden         605-353-8320
     Northwestern Public Service

     Warren K. Lotsberg       605-353-8240
     Northwestern Public Service